Exhibit 99.1

News Release

RSP Permian, Inc. Announces Pricing of Upsized Senior Unsecured Notes Offering

Dallas, Texas — August 5, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) announced today the pricing of an additional $200 million in aggregate principal amount of its 6.625% Senior Notes due 2022 (the “New Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). This represents an increase of $50 million over the aggregate principal amount previously announced. The New Notes mature October 1, 2022 and were priced at 99.25 percent of the principal amount, with a yield to worst of 6.76 percent.  The New Notes are being offered as additional notes to the Company’s existing $500 million aggregate principal amount of 6.625% Senior Notes due 2022 (the “Initial Notes”) that the Company sold in a private placement in September 2014.  The New Notes and the Initial Notes will be treated as a single class of debt securities and will have identical terms, other than the issue date. The offering is expected to close on August 10, 2015, subject to market and other customary closing conditions.

As previously announced, the Company has recently closed acquisitions of, or entered into definitive purchase agreements to acquire, undeveloped acreage and oil and gas producing properties located in Martin and Glasscock counties for an aggregate purchase price of approximately $274 million, subject to certain customary purchase price adjustments (the “Martin Glasscock Acquisitions”). The Company intends to use the net proceeds from this offering, together with the proceeds from our previously announced equity offering, which we estimate at approximately $157.5 million (before the underwriter’s discounts and commissions and estimated offering expenses), to fund a portion of the purchase price of the Martin Glasscock Acquisitions (including to repay $50.0 million of borrowings under our revolving credit facility incurred for that purpose) and the remainder for general corporate purposes. The New Notes will be guaranteed on a senior unsecured basis by the Company’s subsidiary, RSP Permian, L.L.C., and certain future subsidiaries.

The New Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the New Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.